Exhibit 99.1

For Immediate Release	CONTACTS:	Heather Bresch (Media) Mylan Laboratories Inc. 724.514.1800

Kris King (Investors) Mylan Laboratories Inc. 724.514.1800

Mylan Withdraws Lawsuit In Order to Consider Additional
Authorized Generics Claims

Pittsburgh, PA — August 30, 2004 — Mylan Laboratories Inc. (NYSE: MYL) today announced that Mylan Pharmaceuticals Inc. has filed a notice of voluntary dismissal without prejudice in the United States District Court for the Northern District of West Virginia in its lawsuit against the Food and Drug Administration (“FDA”) on the issue of authorized generics. In a letter to the court submitted along with the dismissal notice, counsel for Mylan noted that counsel for both FDA and Procter & Gamble disclosed facts and positions that have a significant bearing on the “authorized generic” question and the considerable anticompetitive effects of authorized generics on the pharmaceutical industry. Mylan now believes that additional potential claims may be available to the industry.

Mylan Vice Chairman and CEO, Robert J. Coury, stated “Mylan dismissed this lawsuit without prejudice in order to have the ability to refile the lawsuit taking into consideration the additional facts presented during oral argument. We have every intention of taking all necessary steps to end this practice.” Mr. Coury added, “The FDA by its actions has eliminated the 180-day exclusivity reward specifically provided to generic companies in the Hatch Waxman Amendments. Congress could not have intended such a result.”

A copy of Mylan’s August 30th letter to the Court will be filed with the SEC with a Current Report on Form 8-K.

Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

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This press release includes statements that constitute “forward-looking statements”, including with regard to the practice of authorized generics, additional potential claims available to the industry, Congressional intent and Mylan’s future actions with regard to authorized generics. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties inherent in litigation as well as in legislative, judicial and governmental matters; the rendering of a decision or ruling contrary to the Company’s position with regard to authorized generics; the potential costs, interruptions and delays that may result from the use of legal, regulatory and legislative strategies by the Company’s competitors or other third parties; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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